Exhibit 99.8

Name:
Number of Shares of Restricted Stock subject to Award:
Date of Grant:

Eros International Plc

Restricted Stock Unit Agreement

This agreement (this “Agreement”) evidences an award (the “Award”) of restricted stock units (the “Restricted Stock Units”) granted by Eros International plc (the “Company”) to the individual named above (the “Grantee”). The Award is granted outside of the Company’s equity compensation plans, but is governed, to the extent set forth below, as if issued under and pursuant to the Eros International Plc 2015 Share Plan Unapproved Option Awards Scheme 2015 (as amended from time to time, the “Plan”), which is incorporated herein by reference.

1.      Grant of Restricted Stock Units. The Company grants to the Grantee on the date set forth above (the “Date of Grant”) an award consisting of the right to receive on the terms provided herein, one Share with respect to each Restricted Stock Unit forming part of the Award, in each case, subject to adjustment pursuant to Section 14 of the Plan, as applicable, in respect of transactions occurring after the date hereof, but replacing the term Option in such section with the term Award.

2.       Meaning of Certain Terms. Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

3.       Vesting. Unless earlier terminated, forfeited, relinquished or expired, the Restricted Stock Units shall vest [ ].

4.       Delivery of Stock. The Company shall deliver to the Grantee as soon as practicable upon the vesting of the Restricted Stock Units or any portion thereof (if restricted Shares have not already been delivered in respect of the Award), but in all events no later than thirty (30) days following the date on which such Restricted Stock Units vest, one Share with respect to each such vested Restricted Stock Unit, subject to the terms of this Agreement. The allotment or transfer of any Shares pursuant to this Award shall be subject to the Memorandum and Articles of Association of the Company and to any necessary consents of any governmental or other authorities under any enactments or regulations from time to time in force and it shall be the responsibility of the Grantee to comply with any requirements to be fulfilled in order to obtain or obviate the necessity of any such consent. All Shares allotted or transferred pursuant to this Award shall rank equally in all respects with the Shares for the time being in issue save as regards any rights attaching to such Shares by reference to a record date prior to the date of such allotment or transfer.

5.       Dividends; Other Rights. The Award shall not be interpreted to bestow upon the Grantee any equity interest or ownership in the Company or the Group prior to the date on which the Company delivers Shares to the Grantee (if any). Unless determined otherwise by the Committee, the Grantee is not entitled to vote any Shares by reason of the granting of this Award or to receive or be credited with any dividends declared and payable on any Share prior to the date on which any such Share is delivered to the Grantee hereunder or the restrictions thereupon lapse, as provided by the Committee. The Grantee shall have the rights of a shareholder only as to those Shares, if any, that are actually delivered under this Award once such Shares are free of any restrictions, unless determined otherwise by the Committee.

6.       Certain Transactions. In the event of any transaction as described in Sections 12 and 13 of the Plan, Grantee will receive notice thereof to the extent that notice is provided to an Optionholder. The Committee may specify in such notice that Grantee’s Award will become fully vested as of a date specified by the Committee prior to any such transaction. Any portion of the Award that is not vested as of the date of any such transaction shall immediately lapse and be cancelled by the Company.

7.       Nontransferability. The Award may not be sold, pledged, assigned or transferred in any manner unless and until the Shares corresponding to such Restricted Stock Units have been issued and all restrictions applicable to such Shares have lapsed, unless expressly permitted by the Committee.

8.       Certain Tax Matters.

(a)       The Grantee expressly acknowledges and agrees that the Grantee’s rights hereunder, including the right to be issued Shares in respect of the Restricted Stock Units (or any portion thereof), are subject to the Grantee’s promptly paying, or in respect of any later requirement of withholding being liable promptly to pay at such time as such withholdings are due, to the Company in cash (or by such other means as may be acceptable to the Committee in its discretion) all taxes required to be withheld, if any. No Shares will be transferred pursuant to the Restricted Stock Units (or any portion thereof) unless and until the Grantee or the person then holding the Award has remitted to the Company an amount in cash sufficient to satisfy any federal, state, or local requirements with respect to tax withholdings then due and has committed (and by accepting this Award the Grantee shall be deemed to have committed) to pay in cash all tax withholdings required at any later time in respect of the transfer of such Shares, or has made other arrangements satisfactory to the Committee with respect to such taxes. The Grantee also authorizes the Company and its subsidiaries to withhold any required tax withholdings amount from any amounts otherwise owed to the Grantee, but nothing in this sentence shall be construed as relieving the Grantee of any liability for satisfying his or her obligations under the preceding provisions of this Section.

9.       Effect on Employment. Neither the grant of the Award, nor the issuance of Shares in respect of the Award, will give the Grantee any right to be retained in the employ or service of the Company or any member of the Group, affect the right of the Company or any member of the Group to discharge or discipline such Grantee at any time, or affect any right of such Grantee to terminate his or her employment or other service at any time.

10.       Alteration of Award. Section 15 of the Plan shall apply to this Award, as applicable, but the term Agreement shall be substituted for the term Scheme, the term Grantee shall be substituted for the term Optionholder and the term Award shall be substituted for the term Option, as applicable.

11.       Notice. Except as otherwise provided in this Agreement, any notice or document to be given by, or on behalf of, the Company to Grantee shall be duly given by (a) delivering it to Grantee at work; (b) sending it through the post in a pre-paid envelope to the address last known to the Company to be Grantee’s address, and, if so sent, it shall be deemed to have been duly given on the date of posting; or (c) by sending a facsimile transmission or any other electronic communication to a current facsimile or electronic communication number address to Grantee at his place of work or address last known to the Company and if so sent, it shall be deemed to have been duly given at the time of transmission.

12.       Provisions of the Plan. A copy of the Plan as in effect on the Date of Grant has been furnished to the Grantee. By accepting the Award, the Grantee agrees to be bound by the terms of the Plan, as applicable, and this Agreement.

13.       Acknowledgments. The Grantee acknowledges and agrees that (a) this Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument, (b) this agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, shall constitute an original signature for all purposes hereunder and (c) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Grantee.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer.

eros international plc

By:___________________________

Name:

Title:

Dated:

Acknowledged and Agreed:

By_______________________

[Signature Page to Restricted Stock Unit Agreement]